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                                                                    Exhibit 99.1


[ESSEF CORPORATION LOGO]

FOR IMMEDIATE RELEASE

Contact:  Mark E. Brody
          Vice President - Finance
          (440) 286-2200


             ESSEF CORPORATION ANNOUNCES AGREEMENT TO BE ACQUIRED BY
           PENTAIR, INC. AND SPLIT-OFF OF ITS ANTHONY & SYLVAN POOLS
                             CORPORATION SUBSIDIARY

Chardon, Ohio (April 30, 1999) - Essef Corporation (NASDAQ: ESSF) today announced that it has entered into a merger agreement with Pentair, Inc. (NYSE:
PNR) whereby each Essef common share would be exchanged for $19.09 cash. In addition to the $19.09 in cash per share, in connection with the merger, Essef has agreed to distribute to its shareholders, for each share of Essef common stock held, 0.25 shares of its Anthony & Sylvan Pools Corporation subsidiary, thus creating a new stand-alone public company. Holders of Essef shares immediately prior to the time of the consummation of the acquisition will receive Anthony & Sylvan shares in connection with the split-off. Based upon independent valuation analyses, the value of the Anthony & Sylvan stock to be received by Essef shareholders is expected to be $3.00 - $3.50 for each Essef share held. The purchase price for the Essef common shares will total approximately $312 million in cash plus the assumption of debt. These transactions are expected to close on or about July 31, 1999.

The merger agreement, which was approved by the boards of directors of both Essef and Pentair, is subject to Essef shareholder approval, regulatory approval under the Hart-Scott-Rodino Act and completion of limited due diligence by Pentair. The distribution of Anthony & Sylvan shares is subject to the clearance of a registration statement to be filed with the Securities and Exchange Commission. The receipt of Anthony & Sylvan shares will be treated as a taxable distribution to Essef's shareholders, and will not be preceded by an initial public offering as earlier announced by Essef in 1998. Anthony & Sylvan, as part of the transaction with Pentair, will also assume $17 million of Essef debt, subject to certain adjustments.

"The acquisition of Essef by Pentair will provide expanded growth opportunities for our Water Treatment and Systems Equipment Segment and Swimming Pool and Spa Equipment Segment, given Pentair's complementary product lines and greater financial strength," commented Thomas B. Waldin, Essef's President and Chief Executive Officer. "In addition, the split-off of Anthony & Sylvan into a separate public company will provide Essef shareholders a vehicle to participate in the potential growth of this company as a result of the strategic development and investments Essef has made in this business since it was acquired in May 1997."


 220 Park Drive - Chardon, Ohio 44024 USA - Tel 440-286-2200 - FAX 440-286-2206


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"We look forward to being a stand-alone public company which will provide our investors a more easily understood business strategy as we move to consolidate the fragmented swimming pool sales and installation industry," commented Stuart
D. Neidus, Anthony & Sylvan's Chairman and Chief Executive Officer.

Commenting on the acquisition of Essef, Winslow H. Buxton, Pentair's Chairman, President and Chief Executive Officer said, "Combined with our existing water pump and valve businesses, Essef expands Pentair's already sizeable position in global water treatment markets, and makes us a leading player in the residential and industrial water equipment business. The acquisition will drive sales in Pentair's Water and Fluid Technologies Group to an estimated $1 billion in 2000. It also offers many synergies with our existing businesses, significantly expands our presence in international markets, and provides vehicles for growth through new water filter and control technologies."

Essef Corporation specializes in products that are used to move, store, treat, and enjoy water. The Company is a leading manufacturer of cost-effective fiberglass-reinforced pressure vessels and is among the world's largest suppliers of swimming pool equipment, including filters, pumps, heaters, controls, valves, and lights. Additionally, the Company is the country's largest residential in-ground concrete swimming pool installer.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to: product development activities; dependence on existing management; global economic, consumer spending and market conditions; the impact of weather on pool businesses; the unpredictability of the stock markets; events that may impact the availability of bank financing and year 2000 issues. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.







 220 Park Drive - Chardon, Ohio 44024 USA - Tel 440-286-2200 - FAX 440-286-2206